EXHIBIT 21

COMMUNITY FINANCIAL SHARES, INC. AND SUBSIDIARIES

SIGNIFICANT SUBSIDIARIES

Name	State of Organization	Ownership
Community Bank – Wheaton/Glen Ellyn	Illinois	100% of stock owned by Community Financial Shares, Inc.
Community Financial Shares Statutory Trust 1	Connecticut	100% of stock owned by Community Financial Shares, Inc.

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